SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 27, 1999

                       COLORADO GAMING & ENTERTAINMENT CO.
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             (Exact Name of Registrant as specified in its charter)

        Colorado                       0-28068                   84-1242693
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(State or other jurisdiction    (Commission file number)        (IRS Employer
     of incorporation)                                       Identification No.)


12596 West Bayaud Avenue, Suite 450, Lakewood, CO                  80228
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   (Address of principal executive offices)                      (ZIP Code)

                                 (303) 716-5600
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              (Registrant's telephone number, including area code)

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          (Former name or former address, if changed since last report)





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Item 5.  Other Events

          Colorado Gaming & Entertainment Co., as Issuer (referred to herein as "CG&E" or the "Company"), BWBH, Inc., BWCC, Inc., Millsite 27, Inc., and Silver Hawk Casino, Inc., each as a Guarantor, and State Street Bank And Trust Company, as Successor in Interest to Fleet National Bank, as Trustee (the "Trustee"), are parties to an Indenture, dated as of June 7, 1996 as previously amended (the "Original Indenture"), pursuant to which the Company issued its Senior Secured Pay-In-Kind Notes Due 2003 (the "Notes"). As of September 30, 1999, approximately $52.7 million of Notes were outstanding. Interest on the Notes accrues at a rate of 12% per annum, and is payable semi-annually. Subject to more senior liens securing senior indebtedness of approximately $8.9 million, the Notes are secured by substantially all the assets of the Company. The Company is an indirect wholly owned subsidiary of Hilton Group plc (formerly Ladbroke Group plc) ("Hilton Group")

          As previously reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "Form 10-Q"), as of such date, the Company was not in compliance with the fixed charge coverage ratio under the Original Indenture. Section 924 of the Indenture required the Company to maintain a ratio of 1.25 to 1. As of September 30, 1999 the Company's ratio was
 .71 to 1. The Company's failure to comply with this covenant constituted a default under the Original Indenture. As also reported in the Form 10-Q, the Company intended to seek a waiver of the default from the holders of the Notes.

          As a result of discussions with certain holders of the Notes, on December 27, 1999, after obtaining the written consent of holders of more than 66 2/3% of the principal amount of the Notes (the "Super-Majority Holders"), the Company and the other parties to the Indenture entered into a Second Supplemental Indenture dated as of December 27, 1999 (the "Second Supplemental Indenture"). A copy of the Second Supplemental Indenture is attached hereto as
Exhibit 99.1 and incorporated herein in its entirety by reference. The Second Supplemental Indenture provides for the waiver of the default described above and all other defaults under the Indenture occurring on or prior to such date. The Second Supplemental Indenture also provides, among other things, for the amendment of the Original Indenture to delete most of the restrictive covenants contained therein including, without limitation, Section 924 of the Original Indenture. The Second Supplemental Indenture also deletes from the Original Indenture the requirement that the Company make an offer to purchase the Notes at a price of 101% of the principal amount thereof upon a Change of Control (as defined in the Original Indenture).

          In consideration for, and as a condition to the effectiveness of the Second Supplemental Indenture, on December 28, 1999, Ladbroke Racing Corporation ("Ladbroke Racing"), an indirect wholly owned subsidiary of Hilton Group and an affiliate of the Company, commenced a tender offer (the "Offer") to purchase any and all of the Notes at a price of $700 per $1,000 principal amount. The Offer provides for the acceptance of, and payment for, Notes validly tendered within three business days of tender and will expire, unless extended by Ladbroke Racing, on January 31, 2000. As of January 18, 2000, the day


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prior to this filing, Ladbroke Racing had purchased Notes with a total principal amount of approximately $49,970,140 or 94.7% of the outstanding principal amount of the Notes.

          The waiver and amendments to the Original Indenture provided for by the Second Supplemental Indenture became effective upon the commencement of the Offer. As a result of the effectiveness of the waiver and amendments, the default described above has been eliminated.

Item 7   Financial Statements and Exhibits

(c)      Exhibits

Exhibit 99.1      Second Supplemental Indenture dated as of December
                  27, 1999 among Colorado Gaming & Entertainment Co., a Delaware corporation, as Issuer; BWBH, Inc., BWCC, Inc., Millsite 27, Inc., and Silver Hawk Casino, Inc.; and State Street Bank and Trust Company, as Successor in Interest to Fleet National Bank, as Trustee.















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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            COLORADO GAMING & ENTERTAINMENT CO.
                                                       (Registrant)

DATED: January 19, 2000                     By: /s/ W. David Aker
                                            -----------------------------------
                                            Title: Vice President
















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                                  EXHIBIT INDEX

99.1 Second Supplemental Indenture dated as of December 27, 1999 among Colorado Gaming & Entertainment Co., a Delaware corporation, as Issuer; BWBH, Inc., BWCC, Inc., Millsite 27, Inc., and Silver Hawk Casino, Inc.; and State Street Bank and Trust Company, as Successor in Interest to Fleet National Bank, as Trustee (the "Trustee").